Exhibit 99.1

FOR RELEASE: Thursday, February 22, 2016

Berkeley Heights, NJ

February 22, 2016

AUTHENTIDATE ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS

Combination with AEON Clinical Laboratories Leverages Technology and Specialized Lab Testing Capabilities to Offer Innovative Healthcare Solutions

Authentidate Holding Corp. (OTCQB: ADAT), a provider of secure web-based revenue cycle management applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month and six-month periods ended December 31, 2015. These results do not reflect the business combination with AEON Clinical Laboratories because it was completed after December 31, 2015. However, all share and per share amounts have been restated for all periods presented to give effect to the one-for-nine reverse stock split completed on January 22, 2016.

Richard Hersperger, Chief Executive Officer of Authentidate, stated, “We completed our merger transaction on January 27, 2016 and we are working on the integration activities that follow a transaction like this. Authentidate has continued to make solid progress with its cost saving activities and we believe we will achieve additional synergies moving forward. Combining the products and solutions of Authentidate with AEON’s state-of-the-art clinical laboratory testing services, equipment and methodologies is anticipated to create an innovative suite of technology solutions that will advance the level of care available to our customers and their patients. We believe that our unique products and offerings will directly address the rapidly growing market demand for personalized medical testing – the future of medicine – and position the combined company to become a preferred provider of personalized medical services.”

“With an established, national base of clients, a customer-focused operational model, a business model with relatively low capital requirements and a solid balance sheet, we believe our existing base of business is a firm foundation from which we can grow the combined company and create significant value for our stakeholders,” continued Hersperger. “We are already receiving positive responses from the commercial market while our integration efforts are accelerating. Over the coming months our teams will be working diligently to establish a cohesive brand identity, consolidate certain operations to extract identified cost synergies and refine our comprehensive sales strategy. We believe we have a significant opportunity ahead of us and we are excited about the future prospects for the combined company.”

Subsequent to the End of the Second Quarter

As discussed above, on January 27, 2015 the company completed the merger transaction with privately-held AEON Clinical Laboratories creating a company focused on delivering innovative solutions that achieve technology best practices in medicine and raise the standard of healthcare.

Additional information regarding the merger can be found in the company’s form 8-K filed with the Securities and Exchange Commission on February 1, 2016 which is available at www.sec.gov or at www.authentidate.com under the SEC filings tab located on the Investor Relations page.

Authentidate Holding Corp. Second Quarter Financial Results

Revenues for the quarter ended December 31, 2015 were $399,000 compared to $1.3 million for the prior year period. The decrease in revenues for the quarter is due primarily to lower telehealth equipment sales and service revenues and lower transaction volumes from the company’s hosted software services.

Operating loss for the quarter ended December 31, 2015 was $1.9 million compared to $2.1 million for the prior year period. The decrease in operating loss for the period is due primarily to lower personnel and consulting expenses from our cost saving activities offset in part by inventory adjustment expenses and higher merger related expenses.

Net loss for the quarter was $6.2 million, or $1.32 per share, compared to $2.1 million, or $0.47 per share, for the prior year period. The increase in net loss is due to the increase in non-cash expenses for the loss on extinguishment in connection with the extension of certain short-term notes, the amortization of debt discount and deferred financing costs on notes payable and the loss on the change in fair value of the warrant liability, which offset the improvement in operating results for the quarter.

Authentidate Holding Corp. Year-to-Date Financial Results

Revenues for the six months ended December 31, 2015 were $797,000 compared to $2.4 million for the prior year period. These results reflect the same trends as the quarter.

Operating loss for the six months ended December 31, 2015 was $3.5 million compared to $4.2 million for the prior year period. The decrease in operating loss for the period reflects the same trends as the quarter.

Net loss for the six month period was $8.2 million, or $1.79 per share, compared to $4.2 million, or $0.98 per share, for the prior year period. The increase in net loss for the six month period is due to the increase in non-cash expenses discussed above which offset the improvement in operating results for the period.

Authentidate Holding Corp. Balance Sheet

As of December 31, 2015 cash and cash equivalents were approximately $119,000. During and subsequent to the end of the quarter we extended the maturity date on approximately $1.8 million in short-term notes and, as discussed above, completed our merger with AEON Clinical Laboratories.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based revenue cycle management applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

Authentidate, Inscrybe and InscrybeMD are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

For more information, visit the company’s website at www.authentidate.com

About AEON Clinical Laboratories

AEON Clinical Laboratories is a growing comprehensive and efficient clinical laboratory using state of the art testing equipment. Housed in a 28,000 square foot campus, in Gainesville, Georgia, AEON emphasizes Technology Innovation. AEON has developed proprietary methodologies that provide some of the fastest and most reliable urine and oral fluid (saliva) test results in the nation. AEON provides health care professionals with four primary tests: Medical Toxicology, Pharmacogenomics, Cancer Genetic Testing, and Molecular Biology.

For more information, visit the AEON Clinical Laboratories website at www.aeonclinical.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control. Risks and uncertainties for Authentidate, AEON and of the combined company include, but are not limited to: liquidity and trading market for shares following the consummation of the merger; costs associated with the merger; failure or delay in obtaining required approvals by the SEC or any other governmental or quasi-governmental entity necessary to our ability to file an effective proxy statement in connection with the merger and other contemplated transactions; failure to obtain the necessary stockholder approval of the merger and the other contemplated transactions; uncertainties of cash flows and inability to meet working capital needs; and risks associated with the possible failure to realize certain benefits of the merger, including future financial, tax, accounting treatment, and operating results. Many of these factors that will determine actual results are beyond Authentidate’s or AEON’s ability to control or predict. Other risks and uncertainties are more fully described in our Annual Report on Form 10-K for the year ended June 30, 2015 filed with the SEC, and in other filings that Authentidate makes and will make with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause our expectations and beliefs to change. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date after the date stated herein.

Additional Information and Where to Find It

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A definitive proxy statement and a proxy card will be filed with the Securities and Exchange Commission and will be mailed to Authentidate’s stockholders seeking any required stockholder approvals in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other filings containing information about the company may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the company at www.authentidate.com under the heading “Investors / SEC Filings” or by writing to the Secretary, Authentidate Holding Corp., at 300 Connell Drive, Berkeley Heights, NJ 07922.

Authentidate and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the company’s stockholders in connection with the merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement regarding the merger when it becomes available. Free copies of this document may be obtained as described above. Additional information regarding Authentidate’s directors’ and executive officers’ respective interests in Authentidate by security holdings or otherwise is set forth in the Current Report on Form 8-K filed by Authentidate on February 1, 2016 and in the Schedule 14F-1 filed by Authentidate on February 5, 2016 and will otherwise be provided in Authentidate’s proxy statement and other materials to be filed with the Securities and Exchange Commission.

- Financial Tables Follow -

Media Contacts:

James Carbonara, Hayden IR,

james@haydenir.com or (646) 755-7412

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

( in thousands, except per share data)	December 31 2015 (Unaudited)	June 30, 2015
Assets
Current assets
Cash and cash equivalents	$119	$247
Restricted cash	121	256
Accounts receivable, net	197	274
Inventory, net	356	603
Prepaid expenses and other current assets	379	222

Total current assets	1,172	1,602
Property and equipment, net	208	301
Other assets
Licenses, net	1,732	1,904
Other assets, net	302	356

Total assets	$3,414	$4,163

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,047	$2,109
Notes payable, net of unamortized discount	3,683	2,150
Warrant liability	2,690	214
Deferred revenue	63	67

Total current liabilities	9,483	4,540
Long-term deferred revenue	72	88

Total liabilities	9,555	4,628

Commitments and contingencies
Shareholders’ deficit
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 625 and 665 shares issued and outstanding on December 31, 2015 and June 30, 2015, respectively	65	69
Common stock, $.001 par value; 190,000 shares authorized, 4,792 and 4,680 shares issued and outstanding on December 31, 2015 and June 30, 2015, respectively	5	5
Additional paid-in capital	208,704	205,946
Accumulated deficit	(214,915)	(206,485)

Total shareholders’ deficit	(6,141)	(465)

Total liabilities and shareholders’ deficit	$3,414	$4,163

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share data)	2015	2014	2015	2014
Revenues
Hosted software services	$364	$481	$746	$989
Telehealth products and services	35	866	51	1,410

Total revenues	399	1,347	797	2,399
Operating expenses
Cost of revenues	208	751	415	1,344
Selling, general and administrative	1,799	2,105	3,300	4,116
Product development	97	369	259	739
Depreciation and amortization	185	210	367	399

Total operating expenses	2,289	3,435	4,341	6,598

Operating loss	(1,890)	(2,088)	(3,544)	(4,199)
Other expense	(4,275)	—	(4,684)	—

Net loss	$(6,165)	$(2,088)	$(8,228)	$(4,199)

Basic and diluted loss per common share	$(1.32)	$(0.47)	$(1.79)	$(0.98)

Comprehensive operations
Net loss	$(6,165)	$(2,088)	$(8,228)	$(4,199)

Comprehensive loss	$(6,165)	$(2,088)	$(8,228)	$(4,199)

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